                                                                  EXHIBIT (C)(1)

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information concerning beneficial owners of more than 5% of the Company's common stock, as reported by such beneficial owners:

                                                                     AMOUNT OF COMMON STOCK AND
NAME AND ADDRESS OF                                                     NATURE OF BENEFICIAL
BENEFICIAL OWNER                                                             OWNERSHIP            PERCENT OF CLASS
------------------------------------------------------------------  ----------------------------  -----------------
Minot Mercantile Corporation......................................           10,484,875                 28.53
1209 Orange Street                                                             Direct
Wilmington, Delaware 19801

Minot Mercantile Corporation......................................           14,896,521 (b)             40.54
  and others joint disclosure(a)                                        Direct and Indirect
c/o 1209 Orange Street
Wilmington, Delaware 19801

Scudder Kemper Investments, Inc...................................           3,241,980  (c)             8.82
345 Park Avenue
New York, NY 10154

------------------------

(a) Please see the notes following the Stock Ownership of Management Table for an explanation of this stock ownership. By definition of the Securities and Exchange Commission, the persons involved in this joint disclosure may be deemed to be "beneficial owners" of substantial quantities of this stock. Except as otherwise set forth in this proxy statement, such persons disclaim admission of beneficial ownership of these securities.

(b) These shares include the shares reported directly above by Minot Mercantile Corporation and 27,413 shares (.07%) owned by Woodbank Mills, Inc., owner of 49.6% of the common stock of Minot Mercantile Corporation.

(c) Based upon information as of December 31, 1997 set forth in a Schedule 13G filing dated February 12, 1998. According to its filing, Scudder Kemper Investments, Inc., a registered investment adviser, has sole and shared voting power with respect to 755,255 and 2,284,830 of such shares, respectively, and sole and shared dispositive power with respect to 3,233,850 and 8,130 of such shares, respectively, which are held of record by its clients.

                         STOCK OWNERSHIP OF MANAGEMENT

                                                            AMOUNT OF COMMON STOCK
                                                              BENEFICIALLY OWNED
                                               -------------------------------------------------    PERCENT OF
NAME                                                   DIRECTLY                INDIRECTLY              CLASS
---------------------------------------------  ------------------------  -----------------------  ---------------
H. Keith H. Brodie, M.D......................           1,000                     none                   *
John A. Herdeg...............................           2,125                     none                   *
Thomas J. Malone.............................            600                      none                   *
Gerrish H. Milliken..........................          378,037            (see notes 1 and 11)         1.30
                                                     (see note 1)
                                                       101,063
                                                  (life interest in
                                                       trusts)
Minot K. Milliken............................          400,119            (see notes 2 and 11)         2.33
                                                     (see note 2)
                                                       454,536
                                                  (life interest in
                                                       trusts)
Roger Milliken...............................         4,220,254           (see notes 3 and 11)         11.81
                                                     (see note 3)
                                                       121,560
                                                  (life interest in
                                                       trusts)
David L. Nichols.............................           7,812                     4,658                  *
                                                     (see note 4)
Lawrence R. Pugh.............................            500                      none                   *
Francis G. Rodgers...........................           2,750                     none                   *
Roger K. Smith...............................           75,939                    none                   *
                                                     (see note 5)
Randolph L. Burnette.........................           2,250                     5,287                  *
                                                     (see note 6)
William A. Carr..............................           2,462                     1,190                  *
                                                     (see note 7)
James M. McVicker............................           5,657                     1,690                  *
                                                     (see note 8)
Kathryn M. Muldowney.........................           1,000                     1,115                  *
                                                     (see note 9)
All Directors and Executive Officers.........         4,488,085                10,527,650              40.86
                                                    (see note 10)

------------------------

  * Less than one percent

    There is included in the above figures, with respect to each director and executive officer listed (and all directors and executive officers as a group) the number of shares, if any, credited to each director's and executive officer's account in the Savings, Profit Sharing and Supplemental Retirement Plan and those held in the name of his or her spouse and their minor children. Each director and executive officer, however, disclaims any admission of beneficial ownership of any securities included herein held in the name of his or her spouse or their minor children.

Notes:  1. Gerrish H. Milliken is the beneficial owner of 378,037 shares of the common stock of the Company as a trustee of certain trusts.

       2. Minot K. Milliken is the beneficial owner of 400,119 shares of the common stock of the Company as a trustee and an advisor of certain trusts.

       3. Roger Milliken is the beneficial owner of 4,220,254 shares of the common stock of the Company as a trustee and an advisor of certain trusts.

       4. Includes 5,000 shares which are subject to options presently exercisable or exercisable within 60 days.

       5. Roger K. Smith is the beneficial owner of 65,803 shares of the common stock of the Company as a trustee of certain trusts.

       6. Reflects 2,250 shares which are subject to options presently exercisable or exercisable within 60 days.

       7. Includes 500 shares which are subject to options presently exercisable or exercisable within 60 days.

       8. Includes 2,250 shares which are subject to options presently exercisable or exercisable within 60 days.

       9. Reflects 1,000 shares which are subject to options presently exercisable or exercisable within 60 days.

      10. Includes 12,500 shares which are subject to options presently exercisable or exercisable within 60 days.

      11. Minot K. Milliken is the cousin of Roger Milliken and Gerrish H. Milliken, who are brothers. The shares listed as beneficially owned by each of Gerrish H. Milliken, Minot K. Milliken and Roger Milliken include shares listed as beneficially owned by one or both of the other two. The overall figures for all officers and directors as a group and the figures included below in this note eliminate the duplication of numbers and percentages of shares. Each of Gerrish H. Milliken, Minot K. Milliken and Roger Milliken may be deemed to be a controlling person of, and therefore may be deemed to be the beneficial owner of, and to share the power to direct the voting and/or the disposition of, common stock of the Company held by Minot Mercantile Corporation and Woodbank Mills, Inc. Gerrish H. Milliken, Minot K. Milliken and Roger Milliken together with Minot Mercantile Corporation and Woodbank Mills, Inc. owned beneficially a maximum of 14,896,521 shares (40.54%) of the common stock of the Company.

                            MANAGEMENT REMUNERATION

    The Summary Compensation Table below shows compensation earned by or paid to the named executive officers (the Chief Executive Officer and the other four most highly compensated executive officers) for the three years ended January 31, 1998:

SUMMARY COMPENSATION TABLE:

                                                          ANNUAL COMPENSATION
                                     FISCAL    -----------------------------------------      NUMBER OF
                                      YEAR                               OTHER ANNUAL     SHARES UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           ENDED      SALARY      BONUS       COMPENSATION          OPTIONS       COMPENSATION(A)
----------------------------------  ---------  ----------  ----------  -----------------  -----------------  ----------------

David L. Nichols..................   01/31/98  $  839,846  $  409,483      $       0             20,000         $   72,935
CHAIRMAN OF THE BOARD                02/01/97  $  799,615  $  520,749      $       0             -0-            $   67,788
AND CHIEF EXECUTIVE                  02/03/96  $  725,385  $  394,311      $       0             -0-            $   58,925
OFFICER

James M. McVicker.................   01/31/98  $  424,942  $  188,947      $       0              9,000         $   24,500
SENIOR VICE PRESIDENT                02/01/97  $  409,769  $  242,622      $       0             -0-            $   23,084
AND CHIEF FINANCIAL                  02/03/96  $  361,038  $  219,655(b)     $       0           -0-            $   19,833
OFFICER

Randolph L. Burnette..............   01/31/98  $  313,269  $  140,043      $       0              9,000         $   18,013
SENIOR VICE PRESIDENT OF             02/01/97  $  296,538  $  177,528      $       0             -0-            $   16,571
REAL ESTATE                          02/03/96  $  274,231  $  155,306      $       0             -0-            $   13,672

William W. Carr...................   01/31/98  $  255,000  $  103,424      $       0              2,000         $   14,343
TREASURER AND SECRETARY              02/01/97  $  255,000  $  135,809      $       0             -0-            $   12,067
                                     02/03/96  $  263,269  $   74,025      $       0             -0-            $   11,275

Kathryn M. Muldowney..............   01/31/98  $  200,000  $   81,117      $       0              4,000         $   10,956
VICE PRESIDENT AND CHIEF             02/01/97  $  182,116  $   98,528      $       0             -0-            $   10,488
INFORMATION OFFICER                  02/03/96  $  140,769  $  103,862      $       0             -0-            $    6,925

------------------------

(a) All Other Compensation is comprised of the Company's matching contributions under the Company's Savings, Profit Sharing and Supplemental Retirement Plan and the Company's Non-Qualified Savings, Profit Sharing and Supplemental Retirement Plan. Also includes $23,000, $24,000, and $21,000, paid to Mr. Nichols for Board of Directors' meetings during the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively.

(b) Includes a special bonus in the amount of $25,000 for additional services recognized by the Board of Directors.

OPTION GRANTS TABLE

    The following table sets forth information regarding options granted during the fiscal year ended January 31, 1998 by the Company to each of the named executive officers:

                                                                                              POTENTIAL REALIZABLE VALUE AT
                                      NUMBER OF     % OF TOTAL                                ASSUMED ANNUAL RATES OF STOCK
                                     SECURITIES       OPTIONS                                 PRICE APPRECIATION FOR OPTION
                                     UNDERLYING     GRANTED TO     EXERCISE OR                           TERM(B)
                                       OPTIONS     EMPLOYEES IN    BASE PRICE   EXPIRATION   -------------------------------
                                     GRANTED(A)     FISCAL YEAR    (PER SHARE)     DATE            5%              10%
                                     -----------  ---------------  -----------  -----------  --------------  ---------------
David L. Nichols...................      20,000          20.94%     $   48.06     4/18/2007   $ 604,494.00   $  1,531,905.00
James M. McVicker..................       9,000           9.42%     $   48.06     4/18/2007   $ 272,022.00   $    689,357.00
Randolph L. Burnette...............       9,000           9.42%     $   48.06     4/18/2007   $ 272,022.00   $    689,357.00
William A. Carr....................       2,000           2.09%     $   48.06     4/18/2007   $  60,449.00   $    153,191.00
Kathryn M. Muldowney...............       4,000           4.19%     $   48.06     4/18/2007   $ 120,899.00   $    306,381.00

------------------------------

(a) One-fourth of these options will vest on April 20, 1998, and an additional one-fourth will vest on April 20, 1999, April 18, 2000 and April 18, 2001.

(b) The potential realizable value of the options reported was calculated by assuming 5% and 10% compounded annual rates of appreciation of the common stock from the date of grant of the options until the expiration of the options, based on the market price on the date of grant. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the common stock.

FISCAL YEAR END OPTION VALUE TABLE

    The following table sets forth information regarding the aggregate number and value of options held by the named executive officers as at January 31, 1998. No options were exercised by any of the named executive officers in 1997:

                                                                    NUMBER OF SHARES
                                                             UNDERLYING UNEXERCISED OPTIONS        VALUE OF UNEXERCISED
                                                                                                   IN-THE-MONEY OPTIONS
                                                                  AT JANUARY 31, 1998             AT JANUARY 31, 1998(1)
                                                            --------------------------------  ------------------------------
NAME                                                           EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  -----------------  -------------  ---------------  -------------
David L. Nichols..........................................              0           20,000       $       0     $  228,800.00
James M. McVicker.........................................              0            9,000       $       0     $  102,960.00
Randolph L. Burnette......................................              0            9,000       $       0     $  102,960.00
William A. Carr...........................................              0            2,000       $       0     $   22,880.00
Kathryn M. Muldowney......................................              0            4,000       $       0     $   45,760.00

------------------------------

(1) The closing price for the Company's common stock on the New York Stock Exchange on January 30, 1998 was $59.50 per share. Value is calculated on the basis of the difference between the respective option exercise prices and $59.50, multiplied by the number of shares of common stock underlying the respective options.

REPORT OF THE COMPENSATION COMMITTEE

    GENERAL. The Compensation Committee of the Board of Directors (the "Committee") is composed of five outside directors. The current members of the Committee are H. Keith H. Brodie, M.D., Minot K. Milliken, Roger Milliken, Lawrence R. Pugh and Francis G. Rodgers. As part of its duties, the Committee reviews and recommends to the Board of Directors compensation levels for the Company's executive officers.

    The Company's compensation program reflects the philosophy that executive compensation levels should be linked to Company performance and also be competitive within the retail industry. Historically, the Company has structured compensation principally through base annual salary and year-end bonuses. With the adoption of the Company's 1996 Stock Option Plan, the Company's compensation program now includes an equity incentive component. The Committee recognizes that compensation in excess of $1 million paid to the Company's Chief Executive Officer does not presently qualify for deduction by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code, but believes that the non-deductible portion is not material. Moreover, the Committee believes that it is important to maintain the flexibility to compensate executive officers in a manner consistent with the stated philosophy of performance-linked and competitive compensation designed to maximize stockholder value, notwithstanding that some portion of such compensation may not be deductible by the Company.

    BASE SALARIES. Base salaries for the Company's executives are determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace. The Company seeks to target base salaries within the median salary level for comparable executive positions.

    ANNUAL BONUSES. The Company has a Pay-for-Performance year-end bonus program designed to reward management and other key executives for Company performance. Under the program, bonuses are awarded based upon the achievement of pre-defined Company and business unit performance measurements as determined by the Board. For 1997, with respect to each executive officer named in the SUMMARY COMPENSATION TABLE, bonuses were based on a weighted average performance barometer which included pre-tax store profits, total sales, inventory turnover and operating expense ratios. The bonuses reported in the SUMMARY COMPENSATION TABLE reflect the fact that the weighted average Company performance targets for 1997 were 91.20% achieved.

    1996 STOCK OPTION PLAN. The 1996 Stock Option Plan (the "Stock Plan") is intended to enhance the Company's ability to attract and retain employees with valuable ability and experience and to furnish such personnel with incentives to improve operations and increase profits of the Company. In addition, options granted under the Stock Plan align the interests of executives with those of the stockholders, and thus provide the executives with additional incentive to maximize stockholder value. Options grants are made from time to time to executives whose contributions have or are expected to have a significant impact on the Company's long-term performance. The size of previous grants and the number of options held are not determinative of future grants. In 1997 options were granted to all seven of the Company's executive officers. Options are granted at a price equal to the fair market value of the Company's common stock on the date of grant, and, in general, vest in four equal increments over the four year period following the date of grant.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation of David L. Nichols, Chairman of the Board and Chief Executive Officer of the Company, is determined in accordance with the criteria set forth above.

    Mr. Nichols, who does not have an employment contract, received a salary increase in 1997 of approximately 5.0% to keep his salary within the median marketplace salary level for comparable executive positions and based on an evaluation of the other criteria set forth above under "Base Salaries." Mr. Nichols' bonus for 1997 was based upon the performance of the Company. As a participant in the Pay-for-Performance year-end bonus program, Mr. Nichols received a bonus for 1997 of $409,000 based on the achievement of 91.20% of the weighted average Company performance targets. In addition, Mr. Nichols was awarded options to purchase 20,000 shares of the Company's common stock under the Stock Plan.

       H. Keith H. Brodie, M.D.      Minot K. Milliken      Roger Milliken

                Lawrence R. Pugh               Francis G. Rodgers

PERFORMANCE GRAPH

    Set forth below is a line graph comparing, over the last five fiscal years, the Company's cumulative total return to shareholders with (i) the Standard & Poor's 500 Composite Stock Price Index and (ii) the Standard & Poor's Retail Department Stores Composite Index.

                        MERCANTILE STORES COMPANY, INC.
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                   FEBRUARY 1, 1993 THROUGH JANUARY 31, 1998
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MERCANTILE STOCK  S&P RETAIL DEPARTMENT    S&P 500 INDEX
1992                    100                     100              100
1993                 116.72                  109.96           111.86
1994                  133.5                  101.07           112.48
1995                 146.29                  120.31           155.85
1996                 155.13                  128.02           196.86
1997                 192.36                  165.56           249.69


1992
1993
1994
1995
1996
1997
                     Assumes $100 invested on February 1, 1993 in
                                                       Mercantile

            common stock, S&P 500 index and S&P Retail Department
                                          Stores Composite Index.


1992
1993
1994
1995
1996
1997

            *Total return assumes re-investment
                                             of
                                     dividends.

PENSION PLANS

    The Company has maintained a noncontributory Pension Plan since 1945 which has been amended from time to time. The Plan is funded through contributions by the Company to the Plan trustee or appreciation of existing Plan assets. All employees (including officers) with one year of employment during which at least 1,000 hours were worked and who meet certain age requirements are participants. Normal retirement eligibility occurs at age 65 for participants in the Plan; however, early retirement at a reduced monthly benefit is available to employees who have reached the age of 60 and have at least 5 years of service (as defined). The retirement benefit is in the form of a level monthly payment for life. The benefit for service from February 1, 1976 to February 3, 1996 was determined based on the addition of .875% of each year's compensation up to the year's Taxable Wage Base (as defined) and 1.375% of compensation above such base up to, since 1989, the maximum annual limitation on compensation.

    The Plan was amended effective February 4, 1996 to provide pension benefits which are more commensurate with those prevalent in the competitive retail industry. The amendment adjusted the calculation formula benefits earned after February 3, 1996. The new formula includes a 2-tier service breakpoint for calculation purposes. Under the amended Plan, benefits for associates with up to 20 years of enrollment (as defined) are based on (i) .875% of annual compensation up to the year's Taxable Wage Base, plus (ii) 1.875% of compensation above such base up to a compensation level of twice the Taxable Wage Base, plus (iii) 3.0% of compensation above such doubled Taxable Wage Base up to the maximum annual limitation on compensation ($160,000 during 1997). For associates with more than 20 years of enrollment, benefits are based on (i) 1.0% of annual compensation up the year's Taxable Wage Base, plus (ii) 2.5% of compensation above such base up to a compensation level of twice the Taxable Wage Base, plus (iii) 4.0% of compensation above such doubled Taxable Wage Base up to the maximum annual limitation on compensation.

SEVERANCE PROTECTION AGREEMENTS

    The Company has entered into severance protection agreements with each of James M. McVicker, Randolph L. Burnette and Kathryn M. Muldowney (the "Executives") and David L. Nichols (the "CEO"). The agreements are designed to encourage the executives to carry out their duties with the Company in the event of a potential change in control of the Company.

    The agreements for the Executives provide that if within 24 months following a change in control (as defined in the agreements) of the Company, the Executive's employment is terminated either (i) by the Company or other than cause or disability or, (ii) by the Executive, for good reason, then such Executive will receive, in addition to base salary and bonus accrued through the date of termination, the greater of: (a) 2.99 times annual salary and bonus at the highest rate in effect during the one year period prior to the change in control less the cash compensation paid the Executive for services rendered from the date of change in control to the termination date, or (b) two weeks' compensation for every year of service with the Company at a level equal to salary and bonus at the highest rate in effect during the one year period prior to the change in control. The agreement with the CEO provides that if within 24 months following a change in control of the Company, the CEO's employment is terminated either (i) by the Company for other than cause or disability, or (ii) by the CEO for any reason whatsoever, then the CEO will receive in addition to base salary and bonus accrued through the date of termination, the greater of:
(a) $2,997,075, or (b) 2.99 times his annual salary and bonus at the highest rate in effect during the one year period prior to the change in control. In addition, each Executive and the CEO is entitled to: (i) receive all employment benefits for the remainder of, in the case of the Executives, the 24 month period, and in the case of the CEO, the 36 month period, following the change in control; (ii) a lump sum payment equal to the present value of the amount by which retirement benefits would have been larger had, in the case of the Executives, an additional two years, and in the case of the CEO, an additional three years, of credited service been completed; and (iii) legal fees and expenses reasonably incurred in enforcing the agreements.

    The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements for the Executives provide that such severance payments shall be reduced to the extent necessary so that no such payments are subject to the excise tax. The CEO's agreement entitles him to receive an amount sufficient to offset any excise tax payable by the CEO pursuant to the provisions of the Code.

    Directors who are not also officers of the Company receive $16,000 as yearly compensation. All directors receive a standard fee of $3,000 for each board meeting attended and $1,000 for each Committee meeting attended, plus the payment of expenses incurred in connection therewith. In addition, all members of each Committee receive $3,000 as yearly compensation.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons, that no reports on Form 5 were required. The Company believes that during the fiscal year ended December 31, 1997, its officers, directors and greater-than-10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    Milliken & Company, of which Roger Milliken is Chairman and Chief Executive Officer, Thomas J. Malone is President, Chief Operating Officer and a director, Minot K. Milliken and Gerrish H. Milliken are directors emeriti, and H. Keith H. Brodie, M.D., Lawrence R. Pugh, Francis G. Rodgers and Roger K. Smith are directors, is one of the Company's suppliers of some types of merchandise. VF Corporation, of which Lawrence R. Pugh is Chairman of the Board and was formerly the Chief Executive Officer, also supplies the Company with some types of merchandise. Such purchases for resale and use by the Company and its subsidiaries are in the ordinary course of business at competitive prices and amounted to approximately $420,000 in the case of Milliken & Company and $61,955,000 in the case of VF Corporation during the last fiscal year.